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                                                                      EXHIBIT 12


                 GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
                      STATEMENTS OF COMPUTATION OF RATIO
                   OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                         (Dollar Amounts in Millions)

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                                                                                      For the year ended December 31,
                                           For three months ended   -----------------------------------------------------------
                                               April 3, 1999        1998         1997          1996           1995         1994
                                           -----------------------  ----         ----          ----           ----         ----
Fixed charges:
  Total interest costs.....................  $  112                 $ 452         $ 476         $ 490         $  471        $ 493
  One-third of rent expense................       7                    25            25            23             21           17
                                           -----------------------  -----         -----         -----         ------        -----
       Total fixed charges.................     119                   477           501           513            492          510
Add (deduct):
  Income (loss) before income taxes,
      extraordinary item and accounting
      changes..............................     244                   491           235           296          1,697          572
  Interest capitalized,
   net of amortization.....................       3                     8             6           (12)           (18)          11
                                           -----------------------  -----         -----         -----         ------        -----
Ratio of earnings to                         $  247                 $ 499         $ 241         $ 284         $1,679        $ 583
 fixed charges.............................    3.08                  2.05          1.48          1.55           4.41         2.14

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